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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                       Centerpoint Properties Corporation
                       ----------------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    151895109
                                    ---------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X] (A fee is not required only if the person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)
                                     Page 1

                                  SCHEDULE 13G

CUSIP No.   151895109                                         Page 2 of 4 Pages
_______________________________________________________________________________
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cohen & Steers Capital Management, Inc.
          13-335336
_______________________________________________________________________________
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [ ]

_______________________________________________________________________________
3)  SEC USE ONLY



_______________________________________________________________________________
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

_______________________________________________________________________________
    NUMBER        5)   SOLE VOTING POWER
    OF                   1,579,400
    SHARES        _____________________________________________________________
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY
    EACH          _____________________________________________________________
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON               1,742,900
    WITH          _____________________________________________________________
                  8)   SHARED DISPOSITIVE POWER

_______________________________________________________________________________
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,742,900

_______________________________________________________________________________
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

          [ ]
_______________________________________________________________________________
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          10.60%
_______________________________________________________________________________
12) TYPE OF REPORTING PERSON


          IA
_______________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                                                        Page 3 of 4

Item 1(a)   Name of Issuer

                 Centerpoint Properties Corporation

Item 1(b)   Address of Issuer's Principal Executive Office

                 Mr. Paul Fisher, Chief Financial Officer
                 401 North Michigan Avenue; Suite 3000
                 Chicago,IL 60611

Item 2(a)   Name of Person Filing

                 Cohen & Steers Capital Management, Inc.

Item 2(b)   Address of Principal Business Office

                 757 Third Avenue
                 New York, New York 10017

Item 2(c)   Citizenship

                 USA

Item 2(d)   Title of Class of Securities

                 Common

Item 2(e)   CUSIP Number

                 151895109

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [X]  Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940

            (f)  [ ]  Employee Benefit Plan, Pension Fund which is
                      subject to the provisions of the Employee
                      Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

            (g)  [ ]  Parent Holding Company, in accordance with Section
                      240.13d-l(ii)(G) (Note:  See Item 7)

            (h)  [ ]  Group, in accordance with Section
                      240.13d-1(b)(l)(ii)(H)

Item 4       Ownership

             (a)  Amount of Shares Beneficially Owned      1,742,900

             (b)  Percent of Class                         10.60%

             (c)  Number of Shares as to which such person has:

                  (i)    sole power to vote or to direct
                         the vote                                   1,579,479

                  (ii)   shared power to vote or to direct the vote

                  (iii)  sole power to dispose or to direct the
                         disposition of                             1,742,900

                  (iv)   shared power to dispose or to direct
                             the disposition of

Item 5       Ownership of Five Percent or Less of a Class

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6       Ownership of More than Five Percent on Behalf of Another Person

                   NA

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                   NA

Item 8       Identification and Classification of Members of the Group

                   NA

Item 9       Notice of Dissolution of the Group

                   NA

Item 10      Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature
- ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 8, 1996


/s/Robert Steers
- ----------------------------------
Signature


Robert H. Steers, Chairman
- ----------------------------------
Name and Title